EXHIBIT 99.1
For Immediate Release
American Axle & Manufacturing Reports
Second Quarter 2009 Financial Results
Detroit, Michigan, August 5, 2009 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today reported its financial results for the second quarter of 2009.
Second Quarter 2009 Results
•	Second quarter sales of $245.6 million

•	AAM’s quarterly results reflect the adverse impact of the extended production shutdowns by GM and Chrysler; AAM estimates the reduction in sales and operating income resulting from these shutdowns to be approximately $203.6 million and approximately $65.7 million (or $1.18 per share), respectively

•	Special charges and other non-recurring operating costs of $191.8 million, or $3.46 per share; these charges were principally non-cash in the period and primarily related to asset impairments, hourly and salaried workforce reductions (including attrition programs and related statutory benefits) and the acceleration of Buydown Program (BDP) expense for UAW-represented associates at our original U.S. locations

•	Net loss of $288.6 million, or $5.20 per share

•	57% year-over-year decline in total light truck production volumes as compared to the second quarter of 2008

•	Content-per-vehicle of $1,401, approximately 7% higher as compared to the second quarter of 2008

•	Non-GM sales of $57.6 million, or approximately 23.5% of total net sales
AAM’s results in the second quarter were a net loss of $288.6 million or $5.20 per share. This compares to a net loss of $644.3 million or $11.89 per share in the second quarter of 2008.
AAM’s results in the second quarter of 2009 were adversely impacted by the extended production shutdowns of GM and Chrysler. AAM estimates the reduction in sales and operating income resulting from these shutdowns to be approximately $203.6 million and approximately $65.7 million (or $1.18 per share), respectively.
In the second quarter of 2009, AAM incurred special charges, asset impairments and non-recurring operating costs of $191.8 million, or $3.46 per share. These charges were principally non-cash in the period and primarily related to asset impairments, hourly and salaried workforce reductions (including attrition programs and related statutory benefits) and the acceleration of BDP expense for UAW-represented associates at AAM’s Detroit, Michigan; Three Rivers, Michigan; and Cheektowaga, New York manufacturing facilities.
Asset impairments totaled $172.8 million in the second quarter of 2009, including indirect inventory obsolescence and idled leased assets. These asset impairments primarily related to the impact of new capacity rationalization actions taken by GM and Chrysler as a result of their bankruptcy filings and subsequent reorganization plans, including extended production shutdowns for many of the product programs AAM currently supports. These asset impairments also contemplated changes in AAM’s operating plans, including the idling and consolidation of a significant portion of the Detroit Manufacturing Complex, which were made necessary by the extended production shutdowns and other program delays and sourcing decisions taken by our customers in the second quarter of 2009.
The acceleration of BDP expense of $22.5 million in the second quarter of 2009 was triggered by associates voluntarily electing to accelerate AAM’s remaining BDP obligations and terminate employment, as well as revised estimates of the number of associates that are expected to be permanently idled throughout the term of the 2008 labor agreements.

In the second quarter of 2008, AAM recorded $575.6 million, or $10.62 per share, of special charges, asset impairments and non-recurring operating costs, related to hourly and salaried workforce reductions, valuation allowances on deferred tax assets and other special charges, primarily relating to costs incurred in connection with plant closings, including costs to redeploy machinery and equipment.
“The extended production shutdowns by GM and Chrysler adversely impacted AAM’s results for the second quarter of 2009. This required AAM to accelerate and expand restructuring actions to transition to new, reduced levels of customer demand and market requirements,” said AAM’s Co-Founder, Chairman of the Board and Chief Executive Officer, Richard E. Dauch. “Amid the increasingly challenging global market conditions we are experiencing this year, AAM remains focused on managing what we can control. We have nearly completed the comprehensive restructuring, resizing and recovery of our business by realigning AAM’s global manufacturing capacity and reducing AAM’s operating break-even level. As a result of these difficult, but necessary, restructuring actions, we are achieving permanent and transformational improvements in AAM’s cost structure and operating flexibility. This will position AAM to return to profitability as part of a viable and sustainable future for our company.”
Net sales in the second quarter of 2009 were $245.6 million as compared to $490.5 million in the second quarter of 2008. AAM estimates that approximately $203.6 million of this decrease was attributable to the extended production shutdowns by GM and Chrysler. Customer production volumes for the North American light truck and SUV programs AAM currently supports for GM and Chrysler were down approximately 57% in the second quarter of 2009 as compared to the second quarter of 2008. Non-GM sales represented approximately 23.5% of total sales in the second quarter of 2009.
AAM’s content-per-vehicle is measured by the dollar value of its product sales supporting GM’s North American light truck and SUV programs and Chrysler’s heavy duty Dodge Ram pickup trucks. For the second quarter of 2009, AAM’s content-per-vehicle increased approximately 7% to $1,401 as compared to $1,312 in the second quarter of 2008.
Net sales in the first half of 2009 were $648.0 million as compared to $1.1 billion in the first half of 2008. AAM’s operating loss in the first half of 2009 was $277.3 million as compared to an operating loss of $609.5 million for the first half of 2008. For the first half of 2009, AAM estimates the reduction in sales and operating income resulting from the extended production shutdowns by GM and Chrysler to be $203.6 million and $65.7 million ($1.18 per share), respectively.
AAM’s SG&A spending for the second quarter of 2009 was $45.5 million as compared to $44.9 million in the second quarter of 2008. In the first half of 2009, AAM’s SG&A spending was $89.3 million as compared to $94.3 million in the first half of 2008. AAM’s R&D spending for the first half of 2009 was approximately $35.7 million as compared to $42.1 million in the first half of 2008.
AAM defines free cash flow to be net cash provided by (or used in) operating activities less capital expenditures net of proceeds from the sales of equipment and dividends paid. Net cash used in operating activities in first half of 2009 was $26.4 million as compared to $75.9 million in the first half of 2008. Capital spending and deposits for the acquisition of property and equipment, net of proceeds from the sale of equipment in the first half of 2009 was $80.5 million as compared to $64.6 million in the first half of 2008. Reflecting the impact of this activity, AAM’s free cash flow was a use of $106.9 million in the first half of 2009. Included in the first half of 2009 cash flow results, AAM paid $54.4 million for special charges and related costs, which primarily related to hourly and salaried attrition programs and related statutory benefits. In the first half of 2008, AAM’s free cash flow was a use of $156.7 million.
A conference call to review AAM’s second quarter 2009 results is scheduled today at 10:00 a.m. ET. Interested participants may listen to the live conference call by logging onto AAM’s investor web site at http://investor.aam.com or calling (877) 278-1452 from the United States or (973) 200-3383 from outside the United States. A replay will be available from 5:00 p.m. ET on August 5, 2009 until 5:00 p.m. ET August 12, 2009 by dialing (800) 642-1687 from the United States or (706) 645-9291 from outside the United States. When prompted, callers should enter conference reservation number 15908578.

Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.
Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the Company’s business and operating performance. Management also uses this information for operational planning and decision-making purposes.
Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.
AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for trucks, sport utility vehicles, passenger cars and crossover utility vehicles. In addition to locations in the United States (Michigan, New York, Ohio and Indiana), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, South Korea, Thailand and the United Kingdom.
Certain statements contained in this press release are forward-looking statements related to the Company’s plans, projections, strategies or future performance. Such statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially as a result of many factors, including but not limited to: when post-bankruptcy General Motors Corporation (New GM) and post-bankruptcy Chrysler (New Chrysler) resume production, production levels, production type of vehicles and whether we are a supplier for those vehicles; to what extent New GM assumes our contracts with “Old” GM and contract terms; our ability to maintain sufficient liquidity in light of the recent extended production shutdowns by GM and Chrysler; the terms of our contractual relationships with New GM and New Chrysler post-bankruptcy; the ability of GM to comply with the terms of the Secured Term Loan Facility provided by the U. S. Treasury and any other applicable requirements of the Troubled Asset Relief Program (TARP); the impact on our business of requirements imposed on, or actions taken by, any of our customers in response to TARP or similar programs; global economic conditions; availability of financing for working capital, capital expenditures, R&D or other general corporate purposes, including our ability to comply with financial covenants and commercial agreements and/or negotiate waivers/amendments to such agreements; our customers’(other than GM and Chrysler) and suppliers’ availability of financing for working capital, capital expenditures, R&D and other general corporate purposes; reduced purchases of our products by New GM, New Chrysler or other customers; reduced demand for our customers’ products (particularly light trucks and SUVs produced by GM and Chrysler); our ability to achieve cost reductions through ongoing restructuring actions; additional restructuring actions that may occur; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; our ability to maintain satisfactory labor relations and avoid future work stoppages; our suppliers’ ability to maintain satisfactory labor relations and avoid work stoppages; our customers’ and their suppliers’ ability to maintain satisfactory labor relations and avoid work stoppages; our ability to implement improvements in our U.S. labor cost structure; supply shortages or price increases in raw materials, utilities or other operating supplies; our ability or our customers’ and suppliers’ ability to successfully launch new product programs on a timely basis; our ability to realize the expected revenues from our new and incremental business backlog; our ability to attract new customers and programs for new products; our ability to develop and produce new products that reflect market demand; lower-than- anticipated market acceptance of new or existing products; our ability to respond to changes in technology, increased competition or pricing pressures; continued or increased high prices for or reduced availability of fuel; adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products

(such as the Corporate Average Fuel Economy regulations); adverse changes in economic conditions or the political stability of our principal markets (particularly North America, Europe, South America and Asia);

liabilities arising from warranty claims, product liability and legal proceedings to which we are or may become a party; changes in liabilities arising from pension and other postretirement benefit obligations; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; our ability to attract and retain key associates; other unanticipated events and conditions that may hinder our ability to compete.
It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.
# # #
For more information...

Christopher M. Son	David Tworek
Director, Investor Relations and Corporate Communications	Manager, Communications
(313) 758-4814	(313) 758-4883
chris.son@aam.com	david.tworek@aam.com
Or visit the AAM website at www.aam.com.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
	(In millions, except per share data)		(In millions, except per share data)

Net sales	$245.6	$490.5	$648.0	$1,078.1

Cost of goods sold	460.7	1,018.4	836.0	1,593.3

Gross loss	(215.1)	(527.9)	(188.0)	(515.2)

Selling, general and administrative expenses	45.5	44.9	89.3	94.3

Operating loss	(260.6)	(572.8)	(277.3)	(609.5)

Interest expense	(19.7)	(15.1)	(40.1)	(30.4)
Investment income	1.0	1.6	2.0	4.2
Other income (expense), net	(2.9)	1.1	(3.7)	1.6

Loss before income taxes	(282.2)	(585.2)	(319.1)	(634.1)

Income tax expense	6.5	59.1	2.3	37.2

Net loss	(288.7)	(644.3)	(321.4)	(671.3)

Add: Net loss attributable to noncontrolling interest	0.1	—	0.1	—

Net loss attributable to AAM	$(288.6)	$(644.3)	$(321.3)	$(671.3)

Diluted earnings (loss) per share	$(5.20)	$(11.89)	$(5.79)	$(12.45)

Diluted shares outstanding	55.5	54.2	55.5	53.9

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2009	2008
	(In millions)

ASSETS

Current assets
Cash and cash equivalents	$272.4	$198.8
Short-term investments	11.1	77.1
Accounts receivable, net	59.6	186.9
AAM/GM agreement receivable	—	60.0
Inventories, net	103.2	111.4
Prepaid expenses and other	47.3	61.1

Total current assets	493.6	695.3

Property, plant and equipment, net	940.3	1,064.2
GM postretirement cost sharing asset	221.7	221.2
Goodwill	147.8	147.8
Other assets and deferred charges	117.2	119.2

Total assets	$1,920.6	$2,247.7

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Current portion of long-term debt	$1,248.0	$—
Accounts payable	135.4	250.9
Accrued expenses and other	229.4	266.8

Total current liabilities	1,612.8	517.7

Long-term debt	21.5	1,139.9
Deferred revenue	155.9	178.2
Postretirement benefits and other long-term liabilities	866.4	847.4

Total liabilities	2,656.6	2,683.2

Stockholders’ deficit	(736.0)	(435.5)

Total liabilities and stockholders’ deficit	$1,920.6	$2,247.7

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
	(In millions)		(In millions)
Operating activities
Net loss	$(288.6)	$(644.3)	$(321.3)	$(671.3)
Depreciation and amortization	36.6	56.0	72.5	112.6
Other	246.9	504.1	222.4	482.8

Net cash flow used in operating activities	(5.1)	(84.2)	(26.4)	(75.9)

Purchases of property, plant & equipment	(35.3)	(33.6)	(79.6)	(66.9)
Payment of deposits for acquisition of property and equipment	(0.9)	—	(1.4)	—
Investment in joint venture	—	—	(10.2)	—
Proceeds from sales of assets	—	2.3	0.5	2.3
Redemption of short-term investments	7.1	—	66.0	—

Net cash flow used in investing activities	(29.1)	(31.3)	(24.7)	(64.6)

Net increase in debt	168.6	3.1	123.6	7.9
Debt issuance costs	(2.7)	—	(2.7)	—
Repurchase of treasury stock	(0.1)	—	(0.1)	(0.1)
Employee stock option exercises, including tax benefit	—	0.6	—	0.9
Dividends paid	—	(8.2)	—	(16.2)

Net cash flow provided by (used in) financing activities	165.8	(4.5)	120.8	(7.5)

Effect of exchange rate changes on cash	3.7	0.5	3.9	0.5

Net increase (decrease) in cash and cash equivalents	135.3	(119.5)	73.6	(147.5)

Cash and cash equivalents at beginning of period	137.1	315.6	198.8	343.6

Cash and cash equivalents at end of period	$272.4	$196.1	$272.4	$196.1

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings (loss) before interest expense, income taxes and depreciation and amortization (EBITDA)(a)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
	(In millions)		(In millions)

Net loss	$(288.6)	$(644.3)	$(321.3)	$(671.3)
Interest expense	19.7	15.1	40.1	30.4
Income taxes	6.5	59.1	2.3	37.2
Depreciation and amortization	36.6	56.0	72.5	112.6

EBITDA	$(225.8)	$(514.1)	$(206.4)	$(491.1)

Net debt(b) to capital

	June 30,	December 31,
	2009	2008
	(In millions, except percentages)

Total debt	$1,269.5	$1,139.9
Less: cash and cash equivalents	272.4	198.8

Net debt at end of period	997.1	941.1

Stockholders’ deficit	(736.0)	(435.5)

Total invested capital at end of period	$261.1	$505.6

Net debt to capital(c)	381.9%	186.1%

Net Operating Cash Flow and Free Cash Flow(d)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
	(In millions)		(In millions)

Net cash used in operating activities	$(5.1)	$(84.2)	$(26.4)	$(75.9)
Less: Purchases of property, plant & equipment and proceeds from sale of equipment	(35.3)	(31.3)	(79.1)	(64.6)
Payment of deposits for acquisition of property and equipment	(0.9)	—	(1.4)	—

Net operating cash flow	(41.3)	(115.5)	(106.9)	(140.5)

Less: dividends paid	—	(8.2)	—	(16.2)

Free cash flow	$(41.3)	$(123.7)	$(106.9)	$(156.7)

(a)	We believe that EBITDA is a meaningful measure of performance as it is commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA differently.

(b)	Net debt is equal to total debt less cash and cash equivalents.

(c)	Net debt to capital is equal to net debt divided by the sum of stockholders’ deficit and net debt. We believe that net debt to capital is a meaningful measure of financial condition as it is commonly utilized by management, investors and creditors to assess relative capital structure risk. Other companies may calculate net debt to capital differently.

(d)	We define net operating cash flow as net cash provided by operating activities less purchases of property and equipment net of proceeds from sales of assets. Free cash flow is defined as net operating cash flow less dividends paid. We believe net operating cash flow and free cash flow are meaningful measures as they are commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Net operating cash flow is also a key metric used in our calculation of incentive compensation. Other companies may calculate net operating cash flow and free cash flow differently.